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                                                                    Exhibit 5.1

                                    [Letterhead]


                    QUALMARK CORPORATION ENTERS INTO $1 MILLION
                   EQUITY FINANCING AGREEMENT WITH ROSER VENTURES

     PROCEEDS DESIGNATED FOR AGGRESSIVE EXPANSION OF INTERNATIONAL ARTC NETWORK

    DENVER, Colorado -- QualMark Corporation (Nasdaq SmallCap Market-QMRK), a leading provider of accelerated life testing services and equipment primarily for electronics manufacturers, today announced that Roser Ventures LLC of Boulder, Colo., has made a $1 million equity investment in QualMark.

    Preston Wilson, president and CEO of QualMark, said that proceeds from the financing will be used primarily to establish as many as 12 additional Accelerated Reliability Test Center-Registered Trademark- (ARTC-Registered Trademark-) alliances in various locations throughout the United States, Europe and Asia. The unique ARTC concept allows manufacturers to cost-effectively access QualMark's advanced testing technology by outsourcing services on a contract basis.

    "This capital infusion from Roser Ventures gives us the flexibility to capitalize on growing worldwide acceptance of QualMark's accelerated testing techniques by aggressively expanding our ARTC network into lucrative new markets," said Wilson. "Our new ARTC alliance strategy -- by which we target specific industries and foreign markets through partnerships with complementary companies with an established presence -- has been extremely successful with the formation of six such alliances since the end of 1997. We are confident this low-cost expansion model can be quickly extended into several additional markets."

    "We were very pleased to reach this agreement with QualMark as we believe the Company has established a strong expansion strategy that should allow it to significantly accelerate revenue growth in the near term. Moreover, with the recent settlement of its expensive, time-consuming legal issues, the Company is now in a position to translate a significant portion of that revenue growth to the bottom line. As long-time believers in QualMark, we have never seen a better time to invest," said Christopher W. Roser, principal in Roser Ventures.

    Under terms of the private placement, QualMark will issue to Roser Ventures Series A Convertible Preferred Shares with dividends accruing at a rate of eight percent per annum.

    Roser Ventures was founded in 1987 and focuses its investments in software, hardware, communications, business services, capital equipment, specialty chemicals and media industries. The firm targets the Rocky Mountain region, with nearly 75 percent of its investments residing with Colorado-based companies. The firm has $74 million under management. For additional information, visit the firm's website at www.roserventures.com.

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    QualMark Corporation develops, manufactures and markets accelerated life testing systems that provide manufacturers with the necessary information to improve product reliability by rapidly exposing design and manufacturing-related flaws. QualMark has installed more than 280 OVS-TM-Physical Stress Systems in 14 countries, operates seven Accelerated Reliability Test Centers (ARTC) and one ARTC alliance in the United States, and has formed international ARTC alliances in the United Kingdom, Ireland, Germany, the Netherlands and Italy.

    Some statements contained herein are forward-looking statements. The Company's actual results may vary materially from the forward-looking statements made above due to important factors including, but not limited to, variability of order flow, future economic conditions, competitive products and pricing, new product development, the delivery of product under existing contracts and other factors. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements made above is contained in the following documents on file with the U.S. Securities and Exchange Commission: the Company's Registration Statement on Form SB-3, filed Aug. 25, 1997; its Form 10-KSB for the year ended Dec. 31, 1998; and Quarterly Reports for 1999 on Form 10-QSB.

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                                     CONTACTS:

QualMark Corporation                       Pfeiffer Public Relations, Inc.
Preston Wilson, President and CEO          Jay Pfeiffer or Matt Dickerson
303-254-8800                               303-393-7044
www.qualmark.com                           email: jay@pfeifferpr.com